Exhibit 99.1

Titan Machinery Inc. Announces Fiscal Fourth Quarter and Full Year Ended January 31, 2011 Results

-Company Exceeds Revenue and Earnings Per Share Guidance Range for Fiscal 2011-

-Fourth Quarter Revenue Increased 46% to $368 Million and Earnings Per Share Grew to $0.57-

-Company Continues to Execute on Acquisition Growth Strategy—

-Company Issues Fiscal 2012 Guidance-

West Fargo, ND – April 18, 2011 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fourth quarter and full year ended January 31, 2011.

Fiscal 2011 Fourth Quarter

For the fourth quarter of fiscal 2011, revenue increased 45.9% to $368.1 million from revenue of $252.3 million in the fourth quarter last year.  All three of the Company’s main revenue sources—equipment, parts and service—contributed to this period-over-period revenue growth.  Equipment sales were $310.9 million for the fourth quarter of fiscal 2011, compared to $203.8 million in the fourth quarter last year.  Parts sales were $29.9 million for the fourth quarter of fiscal 2011, compared to $27.7 million in the fourth quarter last year.  Revenue generated from service was $19.6 million for the fourth quarter of fiscal 2011, compared to $14.9 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2011 was $56.1 million, compared to $37.0 million in the fourth quarter of last year. The Company’s gross profit margin was 15.2% in the fiscal fourth quarter of 2011, compared to 14.7% in the fourth quarter last year.  Gross profit from parts and service revenue for the fourth quarter of fiscal 2011 increased to $20.6 million from $17.4 million in the fourth quarter of last year.

Operating expenses decreased to 10.5% of revenue for the fourth quarter of fiscal 2011 compared to 11.8% for the fourth quarter of fiscal 2010 due to improved fixed operating cost leverage.

Pre-tax income for the fourth quarter of fiscal 2011 was $17.2 million, compared to $6.0 million in the fourth quarter last year.  Pre-tax margin was 4.7% for the fourth quarter of fiscal 2011, compared to 2.4% in the fourth quarter last year.  Pre-tax Agriculture segment income was $18.6 million for the fourth quarter of fiscal 2011, compared to $8.2 million in the fourth quarter last year.  Pre-tax Construction segment loss improved to $0.5 million for the fourth quarter of fiscal 2011, compared to a loss of $2.3 million in the fourth quarter last year.

Net income for the fourth quarter of fiscal 2011 was $10.4 million, compared to net income of $3.4 million in the fourth quarter last year.  Earnings per diluted share for the fourth quarter of fiscal 2011 were $0.57 compared to $0.19 per diluted share in the fourth quarter last year.

Fiscal 2011 Full Year Results

For the twelve months ended January 31, 2011, revenue increased 30.5% to $1.09 billion from $838.8 million in fiscal 2010.  Gross profit for fiscal 2011 was $174.6 million, compared to $141.1 million in fiscal 2010. Gross profit margin for fiscal 2011 was 15.9%, compared to 16.8% in fiscal 2010.  Pre-tax income for fiscal 2011 was $37.2 million for a pre-tax margin of 3.4%, compared to $27.0 million, or a pre-tax margin of 3.2%, for fiscal 2010.  Net income for the full year fiscal 2011 was $22.3 million, or $1.23 per diluted share, compared to $15.7 million, or $0.88 per diluted share, in fiscal 2010.

Balance Sheet

The Company ended fiscal 2011 with cash and cash equivalents of $76.1 million. Working capital as of January 31, 2011 was $167.1 million.  The Company had available $242.4 million of its $550 million total discretionary floorplan lines of credit as of January 31, 2011.  Additionally, at fiscal year end, the Company had available $23.6 million under its $50 million working capital line of credit.

Acquisitions & New Store Opening and Expansion

In the fourth quarter of fiscal 2011, the Company closed the acquisition of Fairbanks International, Inc. and its affiliates.  Subsequent to the end of fiscal 2011, the Company completed three acquisitions, consisting of two agriculture dealerships and four rental equipment locations and entered into a purchase agreement with one construction dealership.  In addition, the Company opened one new construction equipment store and relocated and expanded one construction equipment store to also sell agriculture equipment.

Fairbanks International, Inc. consists of six dealerships that offer one or more of the Case IH, New Holland Agriculture and New Holland Construction brands.  These dealerships are located in Grand Island, Kearney, Lexington, Holdrege, Hastings, and North Platte, Nebraska.  This acquisition marks Titan Machinery’s first agriculture dealerships in Nebraska and complements its construction equipment dealerships in Omaha and Lincoln, Nebraska.  The acquisition closed on December 31, 2010.

Tri-State Implement, Inc. consists of one New Holland Agriculture brand equipment dealership located in Sioux Falls, South Dakota. The dealership is strategically located in a regional trade center and we believe is well-positioned to benefit from the robust agriculture activity in the area. The acquisition closed on February 28, 2011.

Schoffman’s, Inc. consists of one Case IH Agriculture dealership located in Redwood Falls, Minnesota. The dealership is strategically located in the fertile Minnesota River Valley and is contiguous to Titan Machinery’s Marshall, Minnesota dealership.  The acquisition closed on March 31, 2011.

ABC Rental & Equipment Sales, an independent rental yard company, consists of four rental equipment locations in Missoula, Bozeman, and Big Sky, Montana, and Williston, North Dakota.  The locations in Missoula, Williston and Bozeman will be consolidated with Titan Machinery’s existing Case CE dealerships in their respective markets, leveraging the synergies of both companies.  The acquisition closed on April 1, 2011.

Carlson Tractor and Equipment consists of two New Holland Construction locations in Rosemount and Rogers, Minnesota.  The dealerships are strategically located in the Minneapolis metro area.  This business provides heavy, medium, and light construction equipment.  The acquisition is subject to customary conditions to closing and the acquisition is expected to close during the middle of May 2011.

Williston, North Dakota: The Company opened a new Case Construction Equipment dealership in Williston, North Dakota.  We believe the store is well-positioned to benefit from increasing activity surrounding the Bakken Formation. The Williston dealership is located between the Company’s existing construction stores in Minot, North Dakota and its dealerships in Montana.

Center Point, Iowa: The Company relocated its Cedar Rapids, Iowa store to Center Point, Iowa. Given the success of the Company’s existing agriculture equipment dealerships in Iowa and the productive agriculture land in the surrounding areas, the Company decided to leverage its brand and operations to include Case IH Agriculture equipment in addition to its full line of Case Construction equipment offerings.

Outlook

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “We are pleased with our results for both the fourth quarter and full year fiscal 2011, as we reported strong top and bottom line growth in both our Agriculture and Construction businesses.  We exceeded $1 billion in revenue during fiscal 2011, a milestone for our company, reflecting strong organic and acquired growth. We achieved our Construction Business Action Plan goals by delivering annual same store sales growth of 25% for our Construction segment and reduced our pre-tax loss by half compared to last fiscal year.”

Mr. Meyer continued, “As we begin fiscal 2012, we are encouraged by the position of our business and are confident that we will deliver another strong top and bottom line financial performance.  The economy in the Upper Midwest remains robust, due to projected increases in farm cash receipts and activity around the various oil, gas and coal formations, among other factors.  In recent months, we have made several strategic acquisitions, including our first Agriculture dealerships in Nebraska with the Fairbanks acquisition, and we also opened a new store and expanded and relocated an existing location.  We are excited about all of our new dealerships, as each one is well-located to capitalize on the strong dynamics of its market and complements our existing network.  We continue to grow our business and to execute on our long-term business strategy.”

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the customer’s business. The Company is anticipating achieving increased revenue for the full year ending January 31, 2012 in a range of $1.275 billion to $1.350 billion. Net income is expected to be in the range of $27.5 million to $29.4 million resulting in an earnings per diluted share range of $1.50 to $1.60 based on estimated weighted average diluted shares of 18.35 million.

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time).  A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com.

Investors interested in participating in the live call can dial (888) 481-2848 from the U.S.  International callers can dial (719) 325-2169.  A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, May 2, 2011, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 5567633.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. Upon closing of the Carlson Tractor and Equipment the Titan Machinery network will consist of 83 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including two outlet stores, representing one or more of the CNH Brands (NYSE: CNH, a majority-owned subsidiary of Fiat Industrial (Milan: FI.MI)), including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the favorable operating conditions in the Agriculture market, improved operating results for the Construction segment, the impact of the Company’s new credit facility, the integration of recent acquisitions, and the expected results of operations for the fiscal year ending January 31, 2012, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s Construction segment, the uncertainty and fluctuating conditions in the capital and credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1105

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands, except per share data)

	January 31, 2011	January 31, 2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$76,112	$76,185
Receivables, net	44,945	22,254
Inventories	429,844	347,580
Prepaid expenses	1,003	1,009
Income taxes receivable	—	1,595
Deferred income taxes	3,247	2,266

Total current assets	555,151	450,889

INTANGIBLES AND OTHER ASSETS
Noncurrent parts inventories	2,405	1,642
Goodwill	18,391	14,762
Intangible assets, net of accumulated amortization	4,734	295
Other	2,793	620
	28,323	17,319

PROPERTY AND EQUIPMENT, net of accumulated depreciation	65,372	46,604

	$648,846	$514,812

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$15,957	$12,352
Floorplan notes payable	320,801	249,872
Current maturities of long-term debt and short-term advances	4,207	7,218
Customer deposits	28,180	12,974
Accrued expenses	16,816	9,870
Income taxes payable	2,093	—

Total current liabilities	388,054	292,286

LONG-TERM LIABILITIES
Long-term debt, less current maturities	33,409	21,852
Deferred income taxes	9,012	6,356
Other long term liabilities	3,814	3,794
	46,235	32,002

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized - 25,000 shares; issued and outstanding - 17,917 at January 31, 2011 and 17,777 at January 31, 2010	—	—
Additional paid-in-capital	140,466	138,775
Retained earnings	74,091	51,749
	214,557	190,524

	$648,846	$514,812

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
REVENUE
Equipment	$310,856	$203,812	$855,443	$643,186
Parts	29,944	27,696	140,982	119,509
Service	19,621	14,947	74,506	58,983
Other, including trucking and rental	7,638	5,815	23,558	17,103
TOTAL REVENUE	368,059	252,270	1,094,489	838,781

COST OF REVENUE
Equipment	276,754	185,006	773,060	578,411
Parts	21,615	19,452	100,281	83,219
Service	7,391	5,771	27,767	21,615
Other, including trucking and rental	6,200	5,053	18,813	14,441
TOTAL COST OF REVENUE	311,960	215,282	919,921	697,686

GROSS PROFIT	56,099	36,988	174,568	141,095

OPERATING EXPENSES	38,684	29,839	130,541	108,998

INCOME FROM OPERATIONS	17,415	7,149	44,027	32,097

OTHER INCOME (EXPENSE)
Interest and other income	1,380	1,312	1,794	1,843
Floorplan interest expense	(1,373)	(2,024)	(7,223)	(5,485)
Interest expense other	(232)	(418)	(1,361)	(1,463)

INCOME BEFORE INCOME TAXES	17,190	6,019	37,237	26,992

PROVISION FOR INCOME TAXES	(6,827)	(2,656)	(14,895)	(11,255)

NET INCOME	$10,363	$3,363	$22,342	$15,737

EARNINGS PER SHARE - BASIC	$0.58	$0.19	$1.27	$0.89
EARNINGS PER SHARE - DILUTED	$0.57	$0.19	$1.23	$0.88

TITAN MACHINERY INC.

Fourth Quarter & Full Year Segment Results

(in thousands)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2011	2010	% Change	2011	2010	% Change
Revenues
Agriculture	$333,747	$226,928	47.1%	$979,016	$751,258	30.3%
Construction	44,506	31,936	39.4%	152,646	116,361	31.2%
Segment revenues	378,253	258,864	46.1%	1,131,662	867,619	30.4%
Eliminations	(10,194)	(6,594)	(54.6)%	(37,173)	(28,838)	(28.9)%
Total	$368,059	$252,270	45.9%	$1,094,489	$838,781	30.5%

Income (Loss) Before Income Taxes
Agriculture	$18,625	$8,191	127.4%	$44,083	$36,133	22.0%
Construction	(515)	(2,286)	77.5%	(3,451)	(6,837)	49.5%
Segment income (loss) before income taxes	18,110	5,905	206.7%	40,632	29,296	38.7%
Shared Resources	(1,156)	(149)	(675.8)%	(3,133)	(2,120)	(47.8)%
Eliminations	236	263	(10.3)%	(262)	(184)	(42.4)%
Total	$17,190	$6,019	185.6%	$37,237	$26,992	38.0%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.